Exhibit 10.2
EMPLOYMENT AGREEMENT
entered into by and between
1.	Screenline Film- und Medieninformations GmbH (limited liability company under German law), represented by its shareholders’ meeting, Lausitzer Weg 12, 23617 Stockelsdorf, Germany,
— hereinafter referred to as the “Company” —
and
2.	Mrs. Paula Kathryn Maracin-Krieg, Lausitzer Weg 12, 23617 Stockelsdorf, Germany,
On 17 September 1996, the shareholders’ meeting appointed Mrs. Maracin-Krieg as managing director of Screenline Film- und Medieninformations GmbH, effective as of 17 September 1996. An employment agreement dated as of 27 September 1996 and modified by shareholders’ resolution as of 31 December 2003 regulates the content of the present employment relationship between the Company and Mrs. Maracin-Krieg. The agreement set forth below (“Employment Agreement”) shall replace the employment agreement presently in force and shall regulate as of 1 June 2006 the new contents of the employment relationship.

Art. 1
Appointment; Area of Responsibility
1.	Mrs. Maracin-Krieg shall be responsible for aggregating and selling the Screenline Data, providing customer service and support and generally running the day to day operation of the Company. Mrs. Maracin-Krieg’s duties and responsibilities are described in more detail in the Schedule of Responsibilities of the Management of the Company. The Schedule of Responsibilities may be amended from time to time to reflect the development of the Company as well as its operational requirements.

2.	Mrs. Maracin-Krieg shall perform her duties and responsibilities in compliance with all statutory provisions, in particular in compliance with the German “GmbH-Gesetz” (Limited Liability Companies Act) as well as the Articles of Association of the Company and the By-laws (e.g. Schedule of Responsibilities) for the Management, as amended from time to time, and devote all of her efforts, professional know-how and experience to the Company.

3.	Mrs. Maracin-Krieg shall represent the Company alone. The Company reserves the right at any time to appoint further managing directors and to establish a different arrangement regarding the Company’s representation. Mrs. Maracin-Krieg shall not be exempt from the restrictions imposed by Sec. 181 of the (Gennan) “BGB” (Civil Code).
Art. 2
Compensation
1.	Mrs. Maracin-Krieg shall receive the following compensation for her services:
a)	a fixed annual salary in the gross amount of EUR 84,500.00 (eighty four thousand five hundred Euros), payable in 12 equal monthly installments, in each case at the end of the month;

b)	a bonus in the amount of 10% of the Company’s profit from ordinary business activities (excluding extraordinary gains, before income taxes, but after all other taxes, not taking into account Mrs. Maracin-Krieg’s bonus) that exceeds the amount of EUR 169,000.00 (one hundred sixty nine Euros), payable on an annual basis in arrears. Such bonus shall not exceed 100% of the fixed annual salary stipulated in paragraph a). In the event of extraordinary developments (e.g., the sale or acquisition of assets, operations and/or enterprises, merger or spin-off of the Company, conclusion of group agreements, etc.), the shareholders’ meeting may at its reasonable discretion determine a different method for the calculation of the performance-related bonus, if such a change is necessary to preserve the fair and equitable nature of the Employment Agreement. The bonus shall be due and payable on 31 March of each calendar year, however, not before approval of the annual financial statements of the Company by the shareholders’ meeting.

c)	Mrs. Maracin-Krieg acknowledges and agrees that the Company’s profit from ordinary business activities shall be determined in good faith by the principal accounting officer of Hollywood Media Corp., the parent corporation of the Company (“HMC”) (which person currently is HMC’s Chief Accounting Officer), based upon (1) generally accepted accounting principles in the United States (“GAAP”), (2) the Company’s financial statements prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable (including as prepared in connection with the preparation and audit of HMC’s audited consolidated financial statements (“HMC Financial Statements”) and (3) the HMC Financial Statements.
2.	The compensation provided for in Section 1 shall be deemed full consideration for all services performed under this Employment Agreement, including any services Mrs. Maracin-Krieg may for operational reasons be required to perform outside the Company’s regular business hours. If this Employment Agreement should be terminated prior to the end of any given calendar year, the compensation stipulated herein shall be payable on a pro-rata basis. The assignment or pledging of claims to compensation hereunder shall be subject to the prior written approval of the shareholders’ meeting.
Art. 3
Non-cash Benefits; Expenses
1.	Mrs. Maracin-Krieg shall be provided with a company car (reference model: BMW Mini Cooper S) for both professional and private use. The Company shall pay all costs, including insurance premiums, motor vehicle taxes, cost of repairs, fuel, oil, etc. incurred in connection with the maintenance and use of the forenamed vehicle. Mrs. Maracin-Krieg hereby waives any and all claims against the Company which may accrue to her, her family members or any third parties in connection with the private use of the forenamed vehicle, and agrees to indemnify the Company from or against any and all claims brought against the Company by family members or third parties, to the extent that such claims are not covered by the insurance policies taken out with regard to the company car. The provisions of this paragraph may be supplemented by rules regarding the use of company cars by managing directors, as amended from time to time.
2.	The Company shall reimburse Mrs. Maracin-Krieg for all expenses and costs of travel incurred within the scope of her employment, in accordance with the Company’s guidelines, as applicable from time to time and in compliance with applicable tax laws.

3.	Mrs. Maracin-Krieg shall be responsible for all wage taxes payable on non-cash benefits provided by the Company.
Art. 4
Prevention from Work
In the event that she is prevented from the performance of her duties for a considerable period of time, Mrs. Maracin-Krieg shall inform the shareholders’ meeting without delay, also stating the reasons for such incapacity.
Art. 5
Vacation
Mrs. Maracin-Krieg shall be entitled to a vacation of thirty (30) working days per calendar year. For the purposes of this provision, “working day” shall mean all business days with the exception of Saturdays. The duration and dates of each vacation shall be coordinated with any other managing directors and agreed to by the shareholders’ meeting. The vacation days that have accrued during any one calendar year shall be used by June 30 of the following year, otherwise they shall be forfeited.
Art. 6
Secondary Employment; Covenant Not to Compete;
Conflicts of Interest
1.	Any secondary employment, whether compensated or uncompensated, that may possibly affect the interests of the Company shall require the prior approval of the shareholders’ meeting. The foregoing provisions shall apply, mutatis mutandis, if Mrs. Maracin-Krieg assumes any responsibilities on supervisory boards, advisory boards or similar bodies of enterprises not affiliated with the Company (hereinafter referred to as “Further Responsibilities”). In case of doubt, the opinion of the shareholders’ meeting shall be sought before taking on such secondary employment. Before taking on any secondary employment, prior notice shall be given to the shareholders’ meeting. If Mrs. Maracin-Krieg presently is party to a secondary employment agreement of any kind or has assumed Further Responsibilities, Mrs. Maracin-Krieg shall give notice to the shareholders’ meeting within one week after entering into this Employment Agreement. On request of the shareholders’ meeting Mrs. Maracin-Krieg will have to terminate any such secondary employments and/or Further Responsibilities.

2.	Mrs. Maracin-Krieg shall not compete with the Company or any companies affiliated with the Company for the duration of this Employment Agreement. In particular, Mrs. Maracin-Krieg shall not acquire any interests in competitors of the Company, transact business on behalf of such competitors, be it for her own account or for the account of third parties, or provide any other services to such competitors. Excepted from the foregoing shall be the acquisition of shares in publicly traded companies, provided that such acquisitions do not give him a considerable influence over the actions of such Company.

Furthermore, Mrs. Maracin-Krieg undertakes to strictly comply with all insider trading regulations stipulated by the applicable law and/or by the Company, each as amended from time to time.

3.	Mrs. Maracin-Krieg agrees that for a period of one year following termination of this Employment Agreement she shall neither directly nor indirectly provide professional services to any enterprise doing business within the geographic area of the Europe and North America in the business of aggregating and selling global entertainment industry data, form an enterprise that is supposed to do or does such business in the forenamed geographic area or take part in such formation. Mrs. Maracin-Krieg further shall not acquire any shares or interests in such an enterprise within one year following termination of this Employment Agreement, unless such acquisition is made for investment purposes only and provided that it is safeguarded that no control over the management can be exercised. In consideration of Mr. Maracin-Krieg’s observance of this covenant, the Company shall pay Mrs. Maracin-Krieg each month 50% of the monthly compensation stipulated in Art. 2 section 1 para. a) (Karenzentschadigung). Any salary or other compensation that Mrs. Maracin-Krieg will earn or that Mrs. Maracin-Krieg maliciously refrains from earning shall be deducted from such compensation. Mrs. Maracin-Krieg agrees to provide on request of the Company any information to the Company on the amount of her salary or compensation and the address of her employer. Unless stipulated otherwise in the foregoing provisions, Sec. 74 et seq. of the (German) “Handelsgesetzbuch” (Commercial Code) shall govern the performance of this covenant not to compete, except that the one-year period specified in Sec. 75 a of the Commercial Code shall be reduced to six months.

The covenant not to compete shall automatically become ineffective when Mrs. Maracin-Krieg attains the age of 65.

4.	Mrs. Maracin-Krieg acknowledges and agrees that, as part of her employment with the Company, she will have access to certain entertainment industry databases that are owned by the Company or certain subsidiaries of HMC, including but not limited to Baseline, Inc. (“Baseline”). Mrs. Maracin-Krieg acknowledges that the data contained in these databases (the “Protected Data”) shall be considered by her to be confidential, and she covenants and agrees not to publish, disclose or reveal (whether directly or indirectly) any part of the Protected Data to any entity or person for any purpose other than the fulfillment of her employment obligations hereunder, or use the same for her own purposes or personal gain, at any time during the term of this Employment Agreement or after its termination or expiration.

5.	For each violation of the covenant not to compete as set forth in Section 2 and Section 3 above and for each violation of the covenant not to publish, disclose or reveal

Protected Data as set forth in Section 4 above, a penalty in the amount of USD (US Dollars) 50,000.00 shall be assessed against Mrs. Maracin-Krieg. In the event of a continuing violation, in particular in the event of the conclusion of any long-term agreements in violation of this covenant not to compete, a penalty in the above amount shall be assessed for each month in which such violation continues. The Company reserves the right to assert any additional damage sustained as a result of a violation of the covenant not to compete and/or of a violation of the covenant not to publish, disclose or reveal Protected Data.

6.	In the interest of both parties, Mrs. Maracin-Krieg shall disclose to the shareholders’ meeting any conflict of interests arising in connection with the performance of her duties and responsibilities. The foregoing provision shall apply, in particular, if customers, suppliers or any other business partners of the Company or enterprises affiliated with the Company are relatives, personal friends or close business associates of Mrs. Maracin-Krieg or stand in a close relationship with such relatives, personal friends or close business associates. The duty of disclosure shall not be limited to cases in which a conflict of interests may have a specific effect on the performance of Mrs. Maracin-Krieg’s duties and responsibilities; rather, the mere appearance of a conflict of interests shall be sufficient to give rise to such a duty.
Art. 7
Duty of Confidentiality;
Exclusive License to Use Work Results; Inventions
1.	Mrs. Maracin-Krieg shall keep all business affairs of the Company and enterprises affiliated with the Company confidential, if such affairs are confidential in nature and/or have not already become public knowledge. Mrs. Maracin-Krieg further shall not grant any third parties access to the Company’s records and files. These obligations shall survive termination of this Employment Agreement.

2.	All work results produced by Mrs. Maracin-Krieg in the performance of her duties and responsibilities shall be the exclusive property of the Company. To the extent that such work results are protected by copyright, Mrs. Maracin-Krieg hereby grants the Company the exclusive and unlimited license to use such work results in all forms conceivable now or at a later date. This exclusive license shall survive termination of this Employment Agreement. Mrs. Maracin-Krieg shall not be entitled to any additional compensation for the exclusive license granted to the Company hereunder. The compensation stipulated in this Employment Agreement shall be deemed full and adequate consideration for the exclusive license granted to the Company hereunder.

3.	The Company shall be entitled to exclusive use of any inventions and proposed technical improvements, as well as any patents, utility models and designs, etc., developed by Mrs. Maracin-Krieg in the performance of her duties and responsibilities as managing director, without additional payment. The (German) “Arbeitnehmererfindungsgesetz” (Act on Employees’ Inventions) shall apply, except for the provisions providing for the inventor’s claim to compensation.
Art. 8 Return of Property
Following termination of this Employment Agreement or Mrs. Maracin-Krieg’s release from work, Mrs. Maracin-Krieg shall, of her own accord, return to the Company all objects due to the Company or enterprises affiliated with the Company in her possession, including all documents, notes and instruments as well as other data stored by technical means, including any copies thereof. The foregoing duty shall include the duty to return the company car provided to Mrs. Maracin-Krieg pursuant to Art. 3 Section 1 of this Agreement. The right to retain any documents or objects defined in this section is hereby expressly excluded. Mrs. Maracin-Krieg shall not be entitled to any compensation or damages for returning Company property prior to termination of this Employment Agreement. Upon termination of her employment relationship Mrs. Maracin-Krieg shall affirm in writing the full discharge of her duty to return property.
Art. 9
Term of Employment and Termination
1.	This Employment Agreement shall begin on 1 June 2006 and is concluded for a period of three years; consequently, it shall expire on 31 May 2009. Prior to the above date, this Employment Agreement may be terminated for good cause only (sec. 626 of the German “BGB” [Civil Code]) or by mutual agreement. Notice of termination for good cause shall be effective in writing only. If the appointment as managing director ends without simultaneous termination of the Employment Agreement, Mrs. Maracin-Krieg shall be released from her duty to work for the remaining term of the Agreement, provided that the Company shall continue to pay the compensation stipulated in Art. 2 section 1; the time of such release from the duty to work shall be taken into account in calculating the managing director’s remaining claim to vacation. The Company shall have the right at any time to release Mrs. Maracin-Krieg from her duty to work (such release being either irrevocable or in a form that can be revoked), provided that the Company continues to pay the contractual compensation due to Mrs. Maracin-Krieg pursuant to Art. 2 section 1. In the event of an irrevocable release of Mrs. Maracin-Krieg from work, the time of such release shall be taken into account in calculating the managing director’s claim to vacation.

2.	If the parties mutually agree on an extension of the term of office agreed upon in Section 1, this Employment Agreement shall remain in effect for such extension of the term of office, unless otherwise agreed by the parties in connection with the extension. Mrs. Maracin-Krieg shall contact the shareholders’ meeting as regards the extension of her term of office and this Employment Agreement 12 months prior to expiration of this Agreement. No later than 9 months prior to the end of Mrs. Maracin-Krieg’s term of office, the shareholders’ meeting shall notify Mrs. Maracin-Krieg whether and, if so, under what terms and conditions her appointment as managing director and her employment agreement with the Company will be extended.

3.	In the event that Mrs. Maracin-Krieg should become permanently disabled during her term of employment, this Employment Agreement shall expire as of the date such permanent disability is established. Permanent disability within the meaning of this section shall mean that Mrs. Maracin-Krieg is no longer able to perform her duties and responsibilities due to illness or accident. In making the relevant determination, Mrs. Maracin-Krieg’s special duties and responsibilities, as well as the special demands on her, as a member of the Management, shall be taken into consideration. The determination of permanent disability shall be made by the shareholders’ meeting in accordance with the above and based on the opinion of a physician. Mrs. Maracin-Krieg hereby consents to undergo a physical examination by such physician, and agrees to release such physician from the duty of medical confidentiality to the extent necessary for the purpose stipulated above. The examining physician shall be selected by mutual agreement. If no such agreement can be reached, the examining physician shall be appointed by the President of the Medical Association of Hamburg. If the permanent disability of Mrs. Maracin-Krieg is not caused due to the fault of her own, the Company will continue the payment of 50% of the compensation stipulated in Art.

2 Sec. l.a) for a period of six months following the expiration of this Employment Agreement, however, not any longer than until 31 May 2009.
Art. 10
Direct Insurance (Direktversicherung)
1.	The Company entered into a direct insurance (Direktversicherung) for the benefit of Mrs. Maracin-Krieg as attached hereto as Annex 10 which will remain in force subject to the following Sections of this Art. 10 (“Pension Promise”).

2.	The Pension Promise is within the binding provision of the Improvement of Company Benefit Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung — BetrAVG) at any time revocable.

3.	The Company reserves the right to reduce or to cease the payment of the insurance premiums in case of substantial reasons, in particular in case of a substantial deterioration of the economic situation of the Company; in such a case Sec. 4 shall apply accordingly.

4.	If this Employment Agreement is terminated before the occurrence of the insured event the claim against the insurance is limited to such benefits that result from the payment of the insurance premiums until the date of the termination of this Employment Agreement (Sec. 2 para 2 sentence 2 BetrAVG). Mrs. Maracin-Krieg has the right to continue the payment of the insurance premiums or to convert the insurance into an insurance free of premium.

5.	Any mortgaging, assignment or pledging of the insurance claim is excluded.
Art. 11
Final Provisions
1.	This Employment Agreement shall supersede all former agreements regarding the employment relationship that may hitherto have been concluded by the parties. In particular the parties agree, that the employment agreement between Mrs. Maracin-Krieg and the Company as of 27 September 1996 and modified by shareholders’

resolution as of 31 December 2003 is terminated with signing this agreement with effect as of 31 May 2006. This Employment Agreement contains all agreements and arrangements between the parties; there are no subsidiary side agreements.

2.	Modifications of and/or amendments to this Employment Agreement shall only be valid if made in writing. This shall also apply to the cancellation or amendment of the requirement for the written form.

3.	If any provision hereof is or becomes invalid, the validity of the other provisions hereof shall not be affected thereby. In such a case, the invalid provision shall be replaced with a valid provision which is as consistent as possible with the economic purpose of the invalid provision intended by the parties to this Employment Agreement.

4.	Mrs. Maracin-Krieg acknowledges receipt of one counter-part of this Employment Agreement signed by each party hereto on this day.

Hamburg, 7 June 2006
Place, date
Screenline Film- und
Medieninformations GmbH,
represented by its shareholders’ meeting
Paula Kathryn Maracin-Krieg